UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 6, 2015

TEARLAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9980 Huennekens Street, Suite 100

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 455-6006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On July 6, 2015, TearLab Corporation (the “Company”) announced the appointment of Wes Brazell as its Chief Financial Officer, effective, July 6, 2015. Mr. Brazell will succeed William G. Dumencu who will transition to his new role as an internal consultant of the Company. The Board of Directors of the Company (the “Board”) approved Mr. Brazell’s appointment on May 27, 2015.

Mr. Brazell, age 49, brings over 20 years of financial, strategic and operational experience to the Company. Most recently, Mr. Brazell served as the Chief Financial Officer of Academic Partnerships, LLC, an online higher education service provider, from 2014 to 2015. From 1993 to 2014, Mr. Brazell held various positions at Alcon Laboratories, Inc. (“Alcon”), a global medical company focused on eye care, including Vice President, Global Business Planning and Analysis from 2013 to 2014, Chief Financial Officer (Europe, Middle East and Africa Region) from 2010 to 2013 and Chief Financial Officer (United States Region) from 2007 to 2010. Prior to joining Alcon, Mr. Brazell held various positions at KPMG LLP (formerly KPMG Peat Marwick), an auditing and professional services company. Mr. Brazell holds a Bachelor’s degree in Business Administration from Baylor University and has completed executive leadership training at Harvard Business School. Mr. Brazell is also a certified public accountant.

Mr. Brazell has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Brazell is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On July 6, 2015, the Company issued a press release announcing the appointment of Mr. Brazell. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On May 15, 2015, the Company and Mr. Brazell entered into an offer letter (the “Offer Letter”) which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The material terms of his employment arrangement with the Company are as follows:

Base Salary and One-time Lump Sum Payment

Mr. Brazell will be paid an annual base salary of $250,000. Additionally, Mr. Brazell will receive a one-time lump sum payment of $40,000 to replace the monetary loss incurred by him as a result of the current separation agreement in place with his previous employer.

Annual Discretionary Bonus

Mr. Brazell will be eligible for an annual discretionary bonus of 50% of his annual base salary. For the year 2015, Mr. Brazell’s bonus opportunity is prorated for the number of months during 2015 in which he is eligible.

Equity Compensation

Mr. Brazell will receive a one-time option grant to purchase 200,000 shares of common stock of the Company (the “Option”) pursuant to the terms of the Company’s 2002 Stock Incentive Plan and standard stock option agreement. The Option shall vest as follows: 1/3rd of the shares subject to the Option shall vest on each one-year anniversary of the date of grant, subject to Mr. Brazell’s continued employment with the Company through each such vesting date. Upon a Change of Control (as defined in the Offer Letter), all of Mr. Brazell’s options, including this Option, will become 100% vested and exercisable.

Severance and Change in Control Benefits

If Mr. Brazell’s employment is terminated by the Company at any time without cause (other than for death or disability) or Mr. Brazell resigns due to a material adverse change in the terms and conditions of his employment within six (6) months of a Change in Control (provided that Mr. Brazell gives written notice within thirty (30) days of the events constituting a material adverse change, provides a cure period of not less than thirty (30) days for the Company to cure any such material adverse change, and resigns within thirty (30) days following the end of such cure period), then subject to his timely execution of a release of claims, Mr. Brazell will be entitled to receive: (i) a lump sum payment equal to two (2) times his then-current annual base salary plus two (2) times the average of the bonus paid to him in the two (2) years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to eighteen (18) months.

If Mr. Brazell intends to resign other than as described in the previous paragraph, the Offer Letter requires him to give the Company written notice of at least three (3) months prior to his resignation. During the resignation notice period, the Company may, at its discretion, terminate Mr. Brazell’s employment before the resignation becomes effective, but in such case, Mr. Brazell will then be entitled to: (i) continuing payments of his base salary for the remainder of the resignation notice period; and (ii) a lump sum payment of his pro-rated bonus calculated as of the date his employment ceases.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1#	Offer Letter, dated May 15, 2015, by and between the Company and Wes Brazell.
99.1	Press Release Issued by TearLab Corporation, dated July 6, 2015.

# Indicates management contract or compensatory plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ Elias Vamvakas
Elias Vamvakas
Chief Executive Officer

Date: July 6, 2015